Exhibit 10.1

Execution Version

$55,000,000 Revolving Loan

CREDIT AGREEMENT

dated as of

February 15, 2005

among

HILAND OPERATING, LLC,
as Borrower

The Lenders Party Hereto

and

MIDFIRST BANK,

as Administrative Agent

TABLE OF CONTENTS

ARTICLE I Definitions

SECTION 1.01.	Defined Terms
SECTION 1.02.	Classification of Loans and Borrowings
SECTION 1.03.	Terms Generally
SECTION 1.04.	Accounting Terms; GAAP
SECTION 1.05.	Annualized Financial Information

ARTICLE II The Credits

SECTION 2.01.	Commitments
SECTION 2.02.	Loans and Borrowings
SECTION 2.03.	Requests for Revolving Borrowings
SECTION 2.04.	Agent Advances
SECTION 2.05.	Intentionally Deleted
SECTION 2.06.	Letters of Credit
SECTION 2.07.	Funding of Borrowings
SECTION 2.08.	Interest Elections
SECTION 2.09.	Termination and Reduction of Commitments
SECTION 2.10.	Repayment of Loans; Evidence of Debt
SECTION 2.11.	Prepayment of Loans
SECTION 2.12.	Fees
SECTION 2.13.	Interest
SECTION 2.14.	Alternate Rate of Interest
SECTION 2.15.	Increased Costs
SECTION 2.16.	Break Funding Payments
SECTION 2.17.	Taxes
SECTION 2.18.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs
SECTION 2.19.	Mitigation Obligations; Replacement of Lenders
SECTION 2.20.	Increase of Revolver A Commitments

ARTICLE III Representations and Warranties

SECTION 3.01.	Organization; Powers
SECTION 3.02.	Authorization; Enforceability
SECTION 3.03.	No Undisclosed Liabilities
SECTION 3.04.	Governmental Approvals; No Conflicts
SECTION 3.05.	Financial Condition; No Material Adverse Change
SECTION 3.06.	Properties
SECTION 3.07.	Litigation and Environmental Matters
SECTION 3.08.	Compliance with Laws and Agreements
SECTION 3.09.	Investment and Holding Company Status
SECTION 3.10.	Taxes
SECTION 3.11.	ERISA
SECTION 3.12.	Disclosure
SECTION 3.13.	Labor Matters
SECTION 3.14.	Subsidiaries

i

SECTION 3.15.	Margin Stock
SECTION 3.16.	Licenses and Permits
SECTION 3.17.	Reportable Transaction
SECTION 3.18.	Public Utility Holding Company Act
SECTION 3.19.	Senior Debt Status
SECTION 3.20.	Priority; Security Matters
SECTION 3.21.	Solvency
SECTION 3.22.	Foreign Assets Control Regulation
SECTION 3.23.	Claims and Liabilities
SECTION 3.24.	Material Contracts
SECTION 3.25.	Certain Representations Regarding the Parent

ARTICLE IV Conditions

SECTION 4.01.	Effective Date
SECTION 4.02.	Each Credit Event

ARTICLE V Affirmative Covenants

SECTION 5.01.	Financial Statements; Ratings Change and Other Information
SECTION 5.02.	Notices of Material Events
SECTION 5.03.	Existence; Conduct of Business
SECTION 5.04.	Payment of Obligations
SECTION 5.05.	Maintenance of Properties; Insurance
SECTION 5.06.	Books and Records; Inspection Rights
SECTION 5.07.	Compliance with Laws
SECTION 5.08.	Use of Proceeds and Letters of Credit
SECTION 5.09.	Compliance with ERISA
SECTION 5.10.	Real Property Collateral
SECTION 5.11.	Compliance with Environmental Laws
SECTION 5.12.	Further Assurances
SECTION 5.13.	Tax Shelter Regulations
SECTION 5.14.	Compliance with Leases; Material Contracts
SECTION 5.15.	Clean-Down Period
SECTION 5.16.	Subsidiaries
SECTION 5.17.	Information Regarding Collateral
SECTION 5.18.	Post Closing Matters
SECTION 5.19.	Deposit Accounts

ARTICLE VI Negative Covenants

SECTION 6.01.	Indebtedness
SECTION 6.02.	Liens
SECTION 6.03.	Fundamental Changes
SECTION 6.04.	Investments, Loans, Advances and Guarantees
SECTION 6.05.	Swap Agreements
SECTION 6.06.	Restricted Payments
SECTION 6.07.	Transactions with Affiliates
SECTION 6.08.	Sales of Assets
SECTION 6.09.	Constituent Documents

SECTION 6.10.	Regulation T, U and X Compliance
SECTION 6.11.	Sales and Leasebacks
SECTION 6.12.	Changes in Fiscal Year
SECTION 6.13.	Change in the Nature of Business
SECTION 6.14.	Limitation on Restrictions on Subsidiary Distributions
SECTION 6.15.	Changes to the Omnibus Agreement
SECTION 6.16.	Minimum Consolidated Tangible Net Worth
SECTION 6.17.	Minimum Interest Coverage Ratio
SECTION 6.18.	Maximum Leverage Ratio
SECTION 6.19.	Permitted Acquisitions
SECTION 6.20.	Negative Pledges, Restrictive Agreements, etc.

ARTICLE VII Events of Default

ARTICLE VIII The Administrative Agent

ARTICLE IX Miscellaneous

SECTION 9.01.	Notices
SECTION 9.02.	Waivers; Amendments
SECTION 9.03.	Expenses; Indemnity; Damage Waiver
SECTION 9.04.	Successors and Assigns
SECTION 9.05.	Survival
SECTION 9.06.	Counterparts; Integration; Effectiveness
SECTION 9.07.	Severability
SECTION 9.08.	Right of Setoff
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process
SECTION 9.10.	WAIVER OF JURY TRIAL
SECTION 9.11.	Headings
SECTION 9.12.	Confidentiality
SECTION 9.13.	Interest Rate Limitation
SECTION 9.14.	USA PATRIOT Act
SECTION 9.15.	Separateness
SECTION 9.16.	No Personal Liability of Directors, Officers and Employees
SECTION 9.17.	Collateral Matters; Swap Agreements

SCHEDULES:

Schedule 1.01 — Security Documents

Schedule 2.01 — Commitments

Schedule 3.03 — Disclosed Matters

Schedule 3.06(a) — Title Issues

Schedule 3.06(b) — Leases

Schedule 3.06(d) — Location of Each Loan Party

Schedule 3.14 — Subsidiaries

Schedule 3.24 — Material Contracts

Schedule 5.18 — Post Closing Matters

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.14 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Commitment Increase Agreement
Exhibit C — Form of New Lender Agreement
Exhibit D — Form of Guaranty Agreement (Subsidiary/Parent)
Exhibit E — Form of Borrowing Request
Exhibit F — Form of Compliance Certificate
Exhibit G — Form of Partnership Agreement

CREDIT AGREEMENT (this “Agreement”) dated as of February 15, 2005, among HILAND OPERATING, LLC, the LENDERS party hereto, and MIDFIRST BANK, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.                 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means MidFirst Bank, a federally chartered savings association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Advances” shall have the meaning set forth in Section 2.04 hereof.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1.50% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by the sum of such Lender’s Revolver A Commitment and Revolver B Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day during any period between two successive Financial Statement Delivery Dates commencing on the first Financial Statement Delivery Date in such period and ending on the day before the following Financial Statement Delivery Date, with respect to any ABR Loan, Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable margin per annum set forth in the appropriate column below under the caption “ABR Spread,” “Eurodollar Spread” or “Commitment Fee Rate,” as the case may be, for the Leverage Ratio for the fiscal period for which such financial statements were delivered as of the Financial Statement Delivery Date:

Leverage Ratio:	ABR Spread	Eurodollar Spread	Unused Commitment Fee Rate
Less than 1.0:1.0	0.50%	1.50%	0.30%
Greater than or equal to 1.0:1.0 but less than 2.5:1.0	0.75%	1.75%	0.375%
Greater than or equal to 2.5:1.0 but less than 3.0:1.0	1.00%	2.00%	0.50%
Greater than or equal to 3.0:1.0 but less than 3.50:1.0	1.25%	2.25%	0.50%
Greater than or equal to 3.50 to 1.0	1.75%	2.75%	0.50%

For purposes of the foregoing, (a) if sufficient information does not exist to calculate the Applicable Rate, or the Borrower has not delivered such information to the Administrative Agent in a timely manner, Eurodollar Borrowings shall not be available to the Borrower and the Applicable Rate for ABR Loans shall be 1.75% per annum and for the commitment fee shall be 0.50% per annum; and (b) if the Leverage Ratio shall change upon delivery of any financial statements required under Section 5.01, such change in the Applicable Rate shall be effective as of the date on which any such financial statement is delivered, irrespective of whether it is in the middle of an Interest Period or when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 hereof or otherwise.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  Notwithstanding the above, the Applicable Rate from the Effective Date through the first Financial Statement Delivery Date shall be 0.75% for ABR Loans, 1.75% for Eurodollar Revolving Loans and 0.375% with respect to the commitment fee.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Cash” has the meaning set forth in the Partnership Agreement.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bakken System” means the Bakken field gas gathering and processing system in eastern Montana, located primarily in Richland County, Montana.

“Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Hiland Operating, LLC, a Delaware limited liability company.

“Borrowing” means Revolver A Borrowing or a Revolver B Borrowing, as applicable.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and made in a form substantially similar to the form attached hereto as Exhibit E and incorporated herein by reference.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Oklahoma City, Oklahoma are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Loan Parties for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means the occurrence of any of the following events:  (a) the Hamm Parties cease to own and control, directly or indirectly, more than 50% of the economic or voting interests in the General Partner; (b) the General Partner shall cease to own and control, of record and beneficially, directly, 100% of the general partner interests in the Parent; (c) the Parent shall cease to own and control, of record and beneficially, 100% of the membership interests of the Borrower; or (d) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) under the Exchange Act), other than the Hamm Parties, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) directly or indirectly, of, in the aggregate, more than 20% of the total number of Outstanding Units or Outstanding Partnership Securities (as defined in the Partnership Agreement).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, as Revolver A Loans or Revolver B Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the assets of the Borrower and its Subsidiaries, including all accounts, contract rights/ownership interests in Subsidiaries, all gas purchase agreements, all gas processing and treating agreements, all gas sales agreements, gas gathering pipelines, liquids pipelines, gas processing plants, gas treating plants, gas fractionation facilities, air injection plants, water injection plants, inventory, vehicles, equipment, furniture, fixtures, general intangibles, capital stock of Subsidiaries and all real property and leasehold estates (including improvements thereon) held by such Person.

“Commitments” means the aggregate amount of all of the Lenders’ Revolver A Commitments and Revolver B Commitments.

“Commitment Increase Agreement” has the meaning assigned to such term in Section 2.20.

“Commitment Increase Notice” has the meaning assigned to such term in Section 2.20.

“Consolidated EBITDA” means, with respect to the Parent, the Borrower and its Subsidiaries for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Indebtedness hereunder), (c) depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary non-cash expenses or losses, and (f) any extraordinary, unusual or non-recurring cash losses, and minus, (i) to the extent included in the statement of such Consolidated Net Income for such period, any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such

Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (ii) any cash payments made during such period in respect of non-cash expenses or losses and subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.  For purposes of calculating Consolidated EBITDA of the Parent, the Borrower and its Subsidiaries for any period for the purposes of Section 6.17 and Section 6.18 and of this Agreement, (i) the earnings before interest, taxes, depreciation and amortization calculated as set forth above of any Person or assets acquired by the Borrower or its Subsidiaries during such period shall be included (using the historical financial results of such Person or assets for the trailing four fiscal quarters prior to such acquisition; provided that with respect to an acquisition of the Bakken System prior to September 1, 2006, using only the historical financial results for the trailing three months on an annualized basis) on a pro forma basis for such period as if such acquisition, and the incurrence or assumption of any Indebtedness in connection therewith, had occurred on the first day of such period and based upon the financial statements and other information delivered to the Administrative Agent pursuant to Section 5.01 hereof, and (ii) the earnings before interest, taxes, depreciation and amortization calculated as set forth above of any Person or assets Disposed of by the Borrower or its Subsidiaries during such period shall be excluded, on a pro forma basis for such period as if such Disposition, and the payment of any Indebtedness in connection therewith, had occurred on the first day of such period and based upon the financial statements and other information delivered to the Administrative Agent pursuant to Section 5.01 hereof.

“Consolidated Indebtedness” means the consolidated Indebtedness of the Parent, the Borrower and its Subsidiaries.

“Consolidated Interest Expense” means, for any period, the sum of aggregate interest expense and capitalized interest (including the interest portion of any Capital Lease Obligations) of the Parent, the Borrower and its Subsidiaries determined on a consolidated basis for such period.

“Consolidated Lease Expense” means, for the relevant period, with respect to the Parent, the Borrower, and its Subsidiaries on a consolidated basis, the sum of all rentals in respect of all leases whereunder the Parent, the Borrower or any Subsidiary is lessee, excluding Capital Lease Obligations to the extent such are included in Consolidated Interest Expense; provided that, notwithstanding anything contained in this Agreement to the contrary, Consolidated Lease Expense shall be deemed to equal zero for any period in question unless the amount of Consolidated Lease Expense for such period equals or exceeds $250,000.

“Consolidated Maintenance Capital Expenditures” means, for any period, the sum of the Maintenance Capital Expenditures of the Parent, the Borrower and its Subsidiaries determined on a consolidated basis for such period.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Parent, the Borrower and its Subsidiaries, as applicable, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower, or is merged into or consolidated with the Borrower or any of its Subsidiaries, as applicable, (b) the income

(or deficit) of any Person (other than a Subsidiary of the Borrower, as applicable) in which the Borrower or any of its Subsidiaries, as applicable, has an ownership interest, except to the extent that any such income is actually received by the Borrower or any of its Subsidiaries, as applicable, in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Borrower, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation or by any Law applicable to such Subsidiary.

“Consolidated Tangible Net Worth” means the excess of total assets over total liabilities for the Parent, the Borrower and its Subsidiaries on a consolidated basis, total assets and total liabilities each to be determined in accordance with GAAP, excluding, however, from the determination of total assets (a) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, including the value of contracts for the marketing of natural gas, (b) all unamortized debt discount and expense, (c) all reserves carried and not deducted from assets, (d) treasury stock and capital stock, obligations or other securities of, or capital contributions to, or investments in, any Subsidiary, (e) securities that are not readily marketable, (f) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Indebtedness, (g) any write-up in the book value of any asset resulting from a revaluation thereof, (h) notes receivable from current or former officers, employees or equity-holders of the Parent, the Borrower or any Subsidiary, (i) cash pledged or deposited for the purposes described in clauses (c) and (d) of the definition of “Permitted Encumbrances,” and (j) any items not included in clauses (a) through (i) above that are treated as intangibles in conformity with GAAP.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” shall have the meaning set forth in Section 2.13(c).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Section 3.03.

“Dispose” means with respect to any property, to sell, lease, engage in a sale and leaseback with respect thereto, assign, convey, transfer or otherwise dispose thereof.  The term “Disposition” shall have a correlative meaning.

“dollars” or “$” refers to lawful money of the United States of America.

“EDGAR”:  the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or legally enforceable directives issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management or release of any Hazardous Material or to health (with respect to exposure to Hazardous Materials) and safety matters.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means any contracts, agreements or permits as to which the granting of a security interest in same would cause a default, termination or penalty thereunder or under any applicable requirement of a Governmental Authority.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement between the Borrower and MidFirst Bank pertaining to certain fees and expenses payable by Borrower to such parties as set forth in such letter.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent or the Borrower as applicable.

“Financial Statement Delivery Date” means the earlier of the date on which the financial statements of the Parent are delivered or are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or Section 5.01(b), as the case may be.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“General Partner”: Hiland Partners GP, LLC, a Delaware limited liability company and the sole general partner of the Parent.

“Governmental Approval” means (i) any authorization, consent, approval, license, waiver, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with; (ii) any notice to; (iii) any declaration of or with; or (iv) any registration by or with, or any other action by or on behalf of, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means (i) the Parent, and (ii) each Subsidiary of the Borrower in existence on the Effective Date, along with each Person who becomes a Subsidiary of the Borrower after the Effective Date.

“Guaranty Agreement” means any guaranty agreement executed by a Guarantor in favor of the Administrative Agent and the Lenders and in the form attached hereto as Exhibit D, together with all extensions, renewals, amendments, substitutions and replacements thereof or thereto.

“Hamm Parties” means (i) Mr. Harold Hamm, individually, (ii) the Harold Hamm DST Trust created pursuant to that certain Trust Agreement Establishing Harold Hamm DST Trust dated December 10, 1998, (iii) the Harold Hamm HJ Trust created pursuant to that certain Trust Agreement Establishing Harold Hamm HJ Trust dated December 10, 1998, and (iv) any other foundations, trusts or other entities formed by Harold Hamm and Controlled by the Hamm Parties.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated December, 2004 relating to the Borrower and the Transactions.

“Interest Coverage Ratio” means, at any date, the ratio of (i) Consolidated EBITDA to (ii) the sum of (a) Consolidated Interest Expense, plus (b) Consolidated Lease Expense, plus (c) Consolidated Maintenance Capital Expenditures, in each case for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial information is available.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means MidFirst Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Government Approvals and orders of all Governmental Authorities, whether now or hereafter in effect.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or converted into a Revolver A Loan pursuant to Section 2.06(e) at such time.  The LC Exposure of any Lender at any time shall be its Revolver A Applicable Percentage of the total LC Exposure at such time.

“Leases” means those certain lease agreements executed by any Person, as lessor, and any Loan Party, as lessee (or any lease agreement, sublease or other similar arrangement entered into by any Loan Party after the Effective Date) under the terms of which the applicable Loan Party occupies or uses real property and any improvements located thereon in the ordinary course of its business.

“Lenders” means the Persons listed on Schedule 2.01 (and any Lender or Affiliate of a Lender that is a counterparty to a Swap Agreement) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Collateral Account” shall have the meaning set forth in Section 2.06(k).

“Leverage Ratio” means, at any date, the ratio of (i) Consolidated Indebtedness at such date to (ii) Consolidated EBITDA for the four consecutive fiscal quarters most recently ended on or prior to such date for which financial information is available.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the comparable rate as displayed in the Bloomberg Financial Markets system.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security interest in, or similar arrangement, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Security Documents, the Guaranty Agreements, any promissory notes executed in connection herewith, the Letters of Credit (and any applications therefor and reimbursement agreements relating thereto), the Fee Letter, any Swap Agreements and any other agreements and documents executed and delivered in connection with this Agreement.

“Loan Party” and “Loan Parties” means, singularly and collectively, the Parent, the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Maintenance Capital Expenditures” means Capital Expenditures that are required for the maintenance of any asset of any of the Loan Parties to the extent permitted under the Loan Documents.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Parent, the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

“Material Contracts” shall have the meaning set forth in Section 3.24 hereof.

“Material Indebtedness” means (i) Indebtedness (other than the Loans and Letters of Credit), and (ii) obligations in respect of one or more Swap Agreements, of any one or more of the Parent, the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means February 15, 2008.

“Maximum Rate” shall have the meaning set forth in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned to such term in Section 2.20(c).

“New Lender Agreement” has the meaning assigned to such term in Section 2.20(c).

“Obligations” means all obligations (monetary or otherwise) of each Loan Party arising under or in connection with this Agreement and each other Loan Document.

“Omnibus Agreement” means that certain Omnibus Agreement, dated February 15, 2005, by and among Continental Resources, Inc., Hiland Partners, LLC, Harold Hamm, Hiland Partners GP, LLC and Hiland Partners, LP, which provides, among other things, certain non-competition provisions and indemnities for environmental and tax liabilities.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means Hiland Partners, LP, a Delaware limited partnership.

“Participant” has the meaning set forth in Section 9.04(c).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Parent dated as of February 15, 2005 and in the form attached hereto as Exhibit G, but shall not include any amendments or changes thereto subsequent to such date.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)                                  Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)                                    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries;

(g)                                 Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(h)                                 licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(i)                                     the lien reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates;

(j)                                     Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness except as otherwise permitted above.

“Permitted Investments” means:

(a)                                  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper, asset-backed securities, auction rate securities or similar instruments maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-2 from S&P or P-2 from Moody’s;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)                                  money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)                                    securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and

(g)                                 shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition, except that with respect to the maturities of the assets included in such funds the requirements of clauses (a) through (f) shall not be applied to the individual assets included in such funds but to the weighted-average maturity of all assets included in such funds.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by MidFirst Bank as its prime rate in effect at its principal office in Oklahoma City, Oklahoma; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Credit Agreements” means (i) that certain Credit Agreement by and among MidFirst Bank, as lender, and Hiland Energy Partners, LLC, as borrower, dated November 24, 2004, as amended and (ii) that certain Credit Agreement by and among Union Bank of California, as lender, and Continental Gas, Inc., as borrower, dated October 22, 2003.

“Quarterly Distributions” means the distributions by the Parent of Available Cash.

“Re-Allocation Date” has the meaning assigned to such term in Section 2.20.

“Register” has the meaning set forth in Section 9.04.

“Regulation D” means Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures representing more than fifty percent (50%) of the sum of the total Revolving Credit Exposures or, if at such time no Lenders have Revolving Credit Exposure, Lenders having unused Commitments representing more than fifty percent (50%) of the unused Commitments at such time, but in any event including the Administrative Agent, in its capacity as a Lender; provided, however, that notwithstanding the above, Lenders having Revolving Credit Exposures representing more than sixty-six and two-thirds percent (66 2/3%) of the sum of the total Revolving Credit Exposures or, if at such time no Lenders have Revolving Credit Exposure, Lenders having unused Commitments representing more than sixty-six and two-thirds percent (66 2/3%) of the unused Commitments at such time, will constitute Required Lenders irrespective of the fact that the Administrative Agent, in its capacity as a Lender, is not one of such Lenders.

“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. §9601(25), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to:  (i) clean up, remove, treat, abate, or in any other way address any Hazardous Material in the environment; (ii) prevent the release of any Hazardous Material; or (iii) perform studies and investigations in connection with clause (i) or (ii) above.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolver A Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolver A Commitments represented by such Lender’s Revolver A Commitment.  If the Revolver A Commitments have terminated or expired, the Revolver A Applicable Percentages shall be determined based upon the Revolver A Commitments most recently in effect, giving effect to any assignments.

“Revolver A Borrowing” means a Revolver A Loan of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect

“Revolver A Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolver A Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolver A Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolver A Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolver A Commitments is $47,500,000.

“Revolver A Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolver A Loans and its LC Exposure at such time.

“Revolver A Loan” means a loan made pursuant to Section 2.01(a).

“Revolver B Borrowing” means a Revolver B Loan of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect

“Revolver B Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolver B Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolver B Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolver B Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The aggregate amount of the Lenders’ Revolver B Commitments is $7,500,000.

“Revolver B Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolver B Loans at such time.

“Revolver B Loan” means a loan made pursuant to Section 2.01(b).

“Revolving Borrowing” means either a Revolver A Borrowing or a Revolver B Borrowing.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s (i) Revolver A Loans, (ii) Revolver B Loans, and (iii) such Lender’s LC Exposure at such time.

“Revolving Loan” means a Revolver A Loan or a Revolver B Loan made pursuant to Section 2.03.

“S&P” means Standard & Poor’s.

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Security Documents” means the guaranty of each of the Guarantors, together with any guaranty delivered pursuant to Section 5.16 hereof, and any and all other security agreements, pledge agreements, mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, guaranty agreements, landlord’s consents, estoppels, assignments, UCC financing statements and all similar documents executed by any Person in connection herewith, including, without limitation, all documents and instruments listed on Schedule 1.01 attached hereto, together with any agreements delivered pursuant to Section 5.12 hereof, granting to the Administrative Agent for the benefit of the Lenders a first Lien and security interest in substantially all of the Collateral of the Borrower and its Subsidiaries as security for the Obligations, subject only to Permitted Encumbrances.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, taking into account the possibility of refinancing such debt or selling such assets, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable non-personal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary(ies)” means, singularly and collectively, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day).

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and the Security Documents.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of Oklahoma or, where applicable as to specific Collateral, any other relevant state.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.                 Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolver A Loan” or a “Revolver B Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolver A Loan” or “Eurodollar Revolver B Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolver A Borrowing” or a “Revolver B Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolver A Borrowing” or a “Eurodollar Revolver B Borrowing”).

SECTION 1.03.                 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.                 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.05.                 Annualized Financial Information.  Until the expiration of four fiscal quarters following the Effective Date, compliance with Section 6.17 and Section 6.18 shall be computed on an annualized basis.

ARTICLE II

The Credits

SECTION 2.01.                 Commitments.  (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolver A Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolver A Credit Exposure exceeding such Lender’s Revolver A Commitment, or (ii) the sum of the total Revolver A Credit Exposures exceeding the total Revolver A Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow Revolver A Loans.

(b)                                 Subject to the terms and conditions set forth herein, each Lender agrees to make Revolver B Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolver B Credit Exposure exceeding such Lender’s Revolver B Commitment, or (ii) the sum of the total Revolver B Credit Exposures exceeding the total Revolver B Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow Revolver B Loans.

SECTION 2.02.                 Loans and Borrowings.  (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolver A Commitments or Revolver B Commitments, as applicable.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolver A Commitments or Revolver B Commitments, as applicable, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Revolving Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.                 Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Oklahoma City, Oklahoma time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Oklahoma City, Oklahoma time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Oklahoma City, Oklahoma time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is a Revolver A Borrowing or a Revolver B Borrowing;

(iv)                              whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)                                 in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)                              the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.                 Agent Advances.  Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time, at the request of the Required Lenders and after the occurrence of a Default or an Event of Default, to make Revolver A Loans and/or Revolver B Loans on behalf of the Borrower which the Required Lenders, in their reasonable business judgment, deem necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including costs, fees and expenses (any of such advances are herein referred to as “Agent Advances”); provided, that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Advances.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  The Agent Advances shall be secured by the liens in the Collateral created under the Security Documents and shall constitute ABR Revolving Borrowings and for all purposes shall be part of the Obligations hereunder.

SECTION 2.05.                 Intentionally Deleted.

SECTION 2.06.                 Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit under the Revolver A Commitment for its own account or for the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $5,000,000 and (ii) the sum of the total Revolver A Credit Exposures shall not exceed the total Revolver A Commitments.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that any Letter of Credit with a one year tenor may provide for the renewal thereof for additional one year periods which shall in no event extend beyond the date that is five Business Days prior to the Maturity Date unless cash collateral, as set forth in Section 2.06(k) below shall have been granted to the Issuing Bank as security for the Indebtedness under the Loan Documents no later than five Business Days prior to the Maturity Date, in which case such cash collateralized Letter of Credit shall not have an expiration date later than one year after the Maturity Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolver A Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Revolver A Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolver A Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Promptly following receipt of a notice from Borrower requesting the issuance of a Letter of Credit in accordance with Section 2.06(b), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s participation in such Letter of Credit.

(e)                                  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Oklahoma City, Oklahoma time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Oklahoma City, Oklahoma, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Oklahoma City, Oklahoma time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Oklahoma City, Oklahoma time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolver A Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolver A Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolver A Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Revolver A Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolver A Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                    Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                 Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                     Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h), (i) or (j) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Funds held in such account shall be invested in money market funds of the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in such account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)                                  In the event any Letters of Credit shall be outstanding according to their terms after the Maturity Date, the Borrower shall pay to the Administrative Agent, no later than the date that is five Business Days prior to the Maturity Date, an amount equal to the undrawn amount of such Letters of Credit to be held in a special interest bearing cash collateral account pledged to the Administrative Agent (the “Letter of Credit Collateral Account”).  The Borrower and the Administrative Agent shall establish the Letter of Credit Collateral Account and the Borrower shall execute all documents and agreements, including the Administrative Agent’s standard form of assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the Letter of Credit Collateral Account and grant the Administrative Agent, for the benefit of the Lenders, a first priority security interest in such account and the funds therein.  The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Letter of Credit Collateral Account, whenever established, in all funds held in the Letter of Credit Collateral Account from time to time, and in all proceeds thereof as security for the payment of all Indebtedness existing under the Loan Documents.  Funds held in the Letter of Credit Collateral Account shall be held as cash collateral for obligations described in this Section 2.06 and all other Indebtedness under the Loan Documents and promptly applied by the Administrative Agent at the request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur in the future during such time as the Borrower has any outstanding obligations to the Issuing Bank.  To the extent that any surplus funds are held in the Letters of Credit Collateral Account above the undrawn amount of any outstanding Letters of Credit, during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Letter of Credit Collateral Account as cash collateral or (B) apply such surplus funds to satisfy any outstanding Indebtedness under the Loan Documents.  If no Default exists, the Administrative Agent shall release to the Borrower at the Borrower’s written request any funds held in the Letter of Credit Collateral Account above the amount required by this Section.  Funds held in the Letter of Credit Collateral Account shall be invested in money market funds of the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

SECTION 2.07.                 Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Oklahoma City, Oklahoma time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Oklahoma City, Oklahoma and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolver A Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.                 Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.  If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09.                 Termination and Reduction of Commitments.  (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)                                 The Borrower may at any time terminate, or from time to time reduce pro rata, the Commitments as specified in the notice set forth in (c) below; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (i) the sum of the Revolving Credit Exposures would exceed the total Commitments, (ii) the sum of the Revolver A Credit Exposures would exceed the Revolver A Commitments, or (iii) the sum of the Revolver B Credit Exposures would exceed the Revolver B Commitments.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof as well as whether such reduction applies to the Revolver A Commitments or the Revolver B Commitments.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent and such Commitments shall not be reinstated.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.                 Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof, the Interest Period applicable thereto and whether such loan is a Revolver A Loan or a Revolver B Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by promissory notes.  In such event, the Borrower shall prepare, execute and deliver to such Lender two promissory notes, one in the amount of such Lender’s Revolver A Commitment and one in the amount of such Lender’s Revolver B Commitment, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by promissory notes in such form payable to the order of the payee named therein (or, if such promissory notes are registered notes, to such payee and its registered assigns).

SECTION 2.11.                 Prepayment of Loans.  (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that each such prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

(b)                                 The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., Oklahoma City, Oklahoma time, two Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., Oklahoma City, Oklahoma time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12.                 Fees.  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused commitment fee, which shall accrue at the Applicable Rate on the daily amount of the unused Commitment of such Lender during the period from and including the date of this Agreement to but excluding the date on which such Commitment terminates.  Accrued unused commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to un-reimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of one percent (1.00%) per annum, on the average daily amount of the LC Exposure (excluding any portion thereof attributable to un-reimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Borrower agrees to pay to the Administrative Agent, for its own account and for the benefit of the Lenders, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees or to the Lenders, as applicable.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.                 Interest.  (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any

Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section (such applicable rate being herein referred to as the “Default Rate”).

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.                 Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15.                 Increased Costs.  (a) If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)                                  impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.                 Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.                 Taxes.  (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)                                  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent such sums are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or such Lender, as applicable.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.  Neither the Administrative Agent, the Issuing Bank nor any Lender shall be entitled to receive any payment with respect to Indemnified Taxes that are incurred or accrued more than 180 days prior to the date such party gives notice and demand with respect thereto to the Borrower.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.

(f)                                    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)                                 If the Administrative Agent or any Lender or Issuing Bank becomes entitled to receive payment of Indemnified Taxes, Other Taxes or additional sums pursuant to this Section 2.17, it shall give notice and demand thereof to the Borrower, and the Borrower (unless the Administrative Agent, Lender or Issuing Bank shall withdraw such notice and demand or the Borrower is not obligated to pay such amounts) shall pay such Indemnified Taxes, Other Taxes or additional sums within 10 days after the Borrower’s receipt of such notice and demand; provided that any failure or delay on the part of the Administrative Agent or any Lender or Issuing Bank to demand compensation pursuant to the Section shall not constitute a waiver of the Administrative Agent’s, such Lender’s or the Issuing Bank’s right to demand such compensation.

SECTION 2.18.                 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, Oklahoma City, Oklahoma time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at MidFirst Bank, MidFirst Plaza, 501 NW Grand Boulevard, Suite 100, Oklahoma City, Oklahoma, Attention: James P. Boggs, Vice President, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, un-reimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal and un-reimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and un-reimbursed LC Disbursements then due to such parties, and (iii) third, toward the payment of the Borrower’s obligations under any Swap Agreements, if any, owing to the Lenders or their Affiliates, in each case ratably to each Lender and Affiliate.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19.                 Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any un-reimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20.                 Increase of Revolver A Commitments.  (a) If, prior to and after giving effect to any increase in the Revolver A Commitments pursuant to this Section 2.20, no Default, Event of Default or Material Adverse Effect shall have occurred and be continuing, the Borrower may at any time and from time to time, but in no event more than one (1) time in any fiscal year, request an increase of the aggregate Revolver A Commitments by notice to the Administrative Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Notice”); provided, however, that (i) each such increase shall be at least $10,000,000, (ii) the cumulative increase in Revolver A Commitments pursuant to this Section 2.20 shall not exceed $35,000,000, (iii) the Revolver A Commitment of any Lender may not be increased without such Lender’s consent, (iv) the aggregate amount of the Lenders’ Revolver A Commitments shall not exceed $82,500,000, and (v) Borrower shall have provided reasonable evidence that collateral reasonably acceptable to the Required Lenders, in addition to any and all Collateral securing the Obligations as of the date of the Commitment Increase Notice, has been acquired, or will be acquired with Borrowings made in connection with such increase in the Revolver A Commitments, to secure the full amount of the Obligations, as increased as contemplated by the Commitment Increase Notice.  Each Lender will notify the Administrative Agent within fifteen (15) days after receipt of the evidence described in clause (v) immediately above whether or not the additional collateral, and the evidence thereof, is acceptable to such Lender provided that if such notice is not received by the Administrative Agent within such time, such Lender shall be deemed to be satisfied with such evidence.  If the conditions in clauses (i) through (v) above have been satisfied, the Administrative Agent shall, within five (5) Business Days after Administrative Agent is aware that such conditions have been satisfied, notify each Lender thereof.  Each Lender desiring to increase its Revolver A Commitment shall notify the Administrative Agent in writing no later than fifteen (15) days after receipt by the Lender of such notice from the Administrative Agent.  Any Lender that accepts an offer to it by the Borrower to increase its Revolver A Commitment pursuant to this Section 2.20 shall, in each case, execute an agreement (a “Commitment Increase Agreement”), in substantially the form attached hereto as Exhibit B, with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolver A Commitment as so increased, and the definition of Revolver A Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed to be amended to reflect such increase.

Any Lender that does not notify the Administrative Agent within such period that it will increase its Revolver A Commitment shall be deemed to have rejected such offer to increase its Revolver A Commitment.  No Lender shall have any obligation whatsoever to agree to increase its Revolver A Commitment.  Any agreement to increase a Lender’s pro rata share of the increased Revolver A Commitment shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other increasing Lenders.

(b)                                 If any portion of the increased Revolver A Commitments is not subscribed for by such Lenders, the Borrower may, in its sole discretion, but with the consent of the Administrative Agent as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of such unsubscribed portion of the increased Revolver A Commitments pursuant to paragraph (c) below by notifying the Administrative Agent.  Promptly and in any event within five (5) Business Days after receipt of notice from the Borrower of its desire to offer such unsubscribed commitments to certain existing Lenders, to the additional banks or to financial institutions identified therein or such additional banks or financial institutions identified by the Administrative Agent and approved by the Borrower, the Administrative Agent shall notify such proposed lenders of the opportunity to participate in all or a portion of such unsubscribed portion of the increased Revolver A Commitments.

(c)                                  Any additional bank or financial institution that the Borrower selects to offer participation in the increased Revolver A Commitments shall execute and deliver to the Administrative Agent a New Lender Agreement (a “New Lender Agreement”), in substantially the form attached hereto as Exhibit C, setting forth its Revolver A Commitment, and upon the effectiveness of such New Lender Agreement such bank or financial institution (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender and the definition of Revolver A Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed amended to increase the aggregate Revolver A Commitments of the Lenders by the Revolver A Commitment of such New Lender, provided that the Revolver A Commitment of any New Lender shall be an amount not less than $5,000,000.  Each New Lender Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other New Lenders.

(d)                                 The effectiveness of any New Lender Agreement or Commitment Increase Agreement shall be contingent upon (i) receipt by the Administrative Agent of (x) such corporate resolutions of the Borrower and legal opinions of counsel to the Borrower as the Administrative Agent shall reasonably request with respect thereto, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (y) mortgages, deeds of trust, security agreements and other documents (including, without limitation, those described in Article IV applicable to such additional collateral) in form and substance reasonably acceptable to the Administrative Agent, granting a first priority perfected Lien subject to the Liens permitted by Section 6.02 hereof on and otherwise relating to the additional collateral securing the Obligations increased as contemplated in clause (v) of Section 2.20(a) above, and (ii) there not having occurred any event that would cause a material diminution in value of the additional collateral.

Once a New Lender Agreement or Commitment Increase Agreement becomes effective, the Administrative Agent shall reflect the increases in the Commitments effected by such agreements by appropriate entries in the Register.

(e)                                  If any bank or financial institution becomes a New Lender pursuant to Section 2.20(c) or any Lender’s Revolver A Commitment is increased pursuant to Section 2.20(a), additional Revolver A Loans made on or after the effectiveness thereof (the “Re-Allocation Date”) shall be made pro rata based on their respective Revolver A Commitments in effect on or after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Loans in excess of its Revolver A Commitment, in which case such excess amount will be allocated to, and made by, such New Lender and/or Lenders with such increased Revolver A Commitments to the extent of, and pro rata based on, their respective Revolver A Commitments), and continuations of Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Loans on the last day of the Interest Period applicable thereto or, in the case of ABR Loan, on the date of such increase, and the making of new Loans of the same Type pro rata based on the respective Revolver A Commitments in effect on and after such Re-Allocation Date.

(f)                                    If on any Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.                 Organization; Powers.  Each Loan Party and each general partner or managing member of each Loan Party is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02.                 Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate, partnership or limited liability company powers and have been duly authorized by all necessary corporate, partnership or limited liability company action.  This Agreement and each Loan Document have been duly executed and delivered by the Loan Party(ies) thereto and constitute legal, valid and binding obligations of such Loan Party(ies) thereto, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.                 No Undisclosed Liabilities.  The Loan Parties have no material liabilities or obligations of any nature except for (i) liabilities or obligations reflected or reserved against in the financial statements described in Section 3.05 below or in the financial statements most recently delivered by the Parent pursuant to Section 5.01, as applicable, (ii) current liabilities incurred in the ordinary course of business since the date of such financial statements, (iii) liabilities or obligations that are not required to be included in financial statements prepared in accordance with GAAP, and (iv) those set forth in Schedule 3.03 attached to this Agreement or previously disclosed in the Parent’s filings with the SEC or otherwise disclosed in writing to the Administrative Agent and the Lenders.

SECTION 3.04.                 Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Loan Party other than such Liens created by the Security Documents.

SECTION 3.05.                 Financial Condition; No Material Adverse Change.  (a) The Borrower has heretofore furnished to the Lenders the Parent’s consolidated balance sheet and statements of income and cash flows (i) as of and for the fiscal year ended December 31, 2003, reported on by Grant Thornton LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2004, certified by its Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)                                 Since December 31, 2003, no event has occurred that could reasonably expected to have a Material Adverse Effect.

SECTION 3.06.                 Properties.  (a) Except as set forth in Schedule 3.06(a), Borrower has good and marketable title to, or, as applicable, valid leasehold interests in, all its real and personal property material to its business, which is free and clear of any and all Liens or encumbrances of any nature or kind except for the Permitted Encumbrances and Liens in favor of the Administrative Agent and other Liens permitted by Section 6.02 hereof and has full corporate power and lawful authority to bargain, grant, sell, mortgage, assign, transfer, convey and grant a security interest in all of the property and without obtaining the waiver, consent or approval of any lessor, sublessor, governmental agency or entity or other party whomsoever or whatsoever other than with respect to the Excluded Assets and then only to the extent that the failure to obtain such waiver, consent or approval would not cause a Material Adverse Effect.

(b)                                 Schedule 3.06(b) describes all of the Leases (whether or not material, but not including rights-of-way or similar agreements that are part of the Collateral covered by the Security Documents) in effect as of the Effective Date (copies of each of which have been provided to the Administrative Agent), each of which to the knowledge of the Loan Party that is a party thereto, (i) has been duly executed and delivered by and constitutes the legal, valid and binding obligation of, the Loan Party that is party thereto in accordance with its terms, except for creditors’ rights and equitable principles, (ii) is in full force and effect and there is no default thereunder in the payment of rent or otherwise and (iii) has not been amended or modified, nor any provisions thereof waived, except, in each case, for matters which in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

(c)                                  Each Loan Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)                                 The place of business or chief executive office of each Loan Party is at the location shown on Schedule 3.06(d) or at such other locations as disclosed to the Administrative Agent in writing after the date hereof.  The “Location” of each Loan Party as determined by Section 9.307 of the UCC is shown on Schedule 3.06(d).  The federal employee identification number for each Loan Party is set forth on Schedule 3.06(d).

(e)                                  Borrower has all easements, rights of way, licenses, permits, leases and fee simple ownership necessary for the operation of the pipelines, the plants, and the systems.  Borrower has obtained all necessary consents from third parties necessary for the operation of the pipelines, plants and systems.

SECTION 3.07.                 Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)                                 Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)                                  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.08.                 Compliance with Laws and Agreements.  Each Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.09.                 Investment and Holding Company Status.  No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.10.                 Taxes.  Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.                 ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.                 Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.13.                 Labor Matters.  There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect.  The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14.                 Subsidiaries.  Schedule 3.14 lists, for each Subsidiary of the Borrower as of the date hereof, its full legal name, its jurisdiction of organization, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests.  The Parent is the sole member of the Borrower and the Borrower is the sole Subsidiary of the Parent.

SECTION 3.15.                 Margin Stock.  No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulation T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulation T, U or X.

SECTION 3.16.                 Licenses and Permits.  Each Loan Party possesses all licenses, permits, authorizations, registrations, approvals and similar rights necessary under Law for such Person to conduct its operations as now being conducted, each of such licenses, permits, authorizations, registrations, approvals and similar rights is valid and subsisting, in full force and effect and enforceable by such Person, and such Person is in compliance with all terms, conditions or other provisions of such permits, authorizations, registrations, approvals and similar rights except where, in each case, such failure to possess, such invalidity, or such noncompliance would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.17.                 Reportable Transaction.  The Borrower does not intend to treat the Loans as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.  Furthermore, the Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine are required by such Treasury Regulations.

SECTION 3.18.                 Public Utility Holding Company Act.  No Loan Party is a non-exempt “holding company,” or subject to regulation as such, or, to the knowledge of the Borrower’s or such Subsidiary’s officers, an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.19.                 Senior Debt Status.  As of the Effective Date, all Indebtedness outstanding under the Loan Documents constitutes senior Indebtedness of the

Borrower and ranks at least pari passu in priority of payment with all other Indebtedness owed by the Borrower, except Indebtedness of the Borrower which may be secured by Liens permitted pursuant to Section 6.02 hereof.

SECTION 3.20.                 Priority; Security Matters.  The Obligations are and shall be at all times secured by valid, perfected Liens in favor of the Administrative Agent for the benefit of the Lenders in all Collateral to the extent perfection has or will occur by the filing of a Uniform Commercial Code Financing Statement in the relevant jurisdiction, filing or recording a mortgage in real property records of the county in which such real property or fixtures is located, or by possession or control, and, except for Liens permitted by Section 6.02 hereof, all such Liens shall be first priority Liens.

SECTION 3.21.                 Solvency.  After giving effect to the Loans and the terms of this Agreement, the Borrower is, and will be, individually and together with its Subsidiaries, and the Parent, Solvent.

SECTION 3.22.                 Foreign Assets Control Regulation.  Borrower’s use of the proceeds of the Loans will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

SECTION 3.23.                 Claims and Liabilities.  No Loan Party has accrued any liabilities under gas purchase contracts for gas not taken, but for which it is liable to pay if not made up and which, if not paid, could reasonably be expected to have a Material Adverse Effect. No known claims exist against the Borrower or any of its Subsidiaries for gas imbalances, which claims, if adversely determined, could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no purchaser of product supplied by the Borrower or any of its Subsidiaries has any claim against the Borrower or any of its Subsidiaries for product paid for, but for which delivery was not taken as and when paid for, which claim, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.24.                 Material Contracts.  The agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements and other instruments set forth on Schedule 3.24 include all material contracts and agreements (including, without limitation, any contract, lease, agreement, or commitment, written or oral, providing for receipt or payment, contingent or otherwise, of $250,000 or more annually or which may not be terminated without payment or penalty in excess of $50,000 with notice of thirty (30) days or less) of the Borrower and its Subsidiaries as of the date of this Agreement relating to the ownership and operation of the assets of the Borrower and its Subsidiaries (collectively, the “Material Contracts”).  Except as set forth on Schedule 3.24, as of the date of this Agreement, each Material Contract is in full force and effect, except for such matters in respect of all Material Contracts that individually, or in the aggregate, are not reasonably likely to have a Material Adverse Effect.  The Borrower and its Subsidiaries (or their predecessors in interest) have in all respects performed all obligations required to be performed by them as of the date of this Agreement under the Material Contracts, and are not in default under any obligation of any Material Contract except where the failure to perform or default is, in respect of all Material Contracts, individually or in the aggregate, not reasonably likely to have a Material Adverse Effect.  As of the date of this Agreement, to the knowledge of the Borrower, no other party to any Material Contract is in default thereunder.  As of the date of this Agreement, the Borrower and its Subsidiaries have not assigned to any Person any of their rights under the Material Contracts.  As of the date of this Agreement, the Borrower and its Subsidiaries have not waived any of their rights of material value under the Material Contracts.

SECTION 3.25.                 Certain Representations Regarding the Parent.  (i) The Parent has not amended its charter or by-laws or other constituent documents in any manner that would materially and adversely affect the rights of the Lenders under this Agreement or their ability to enforce the same; (ii) the Parent has not changed the end of its fiscal year to a date other than December 31; (iii) the Parent has not engaged in any business that a master limited partnership would not be entitled to engage in pursuant to applicable Law nor has the Parent engaged in any business activity that would cause less than 90% of the gross income of the Parent to constitute “qualifying income” within the meaning of Section 7704(d) of the Code; (iv) the Parent has not made any changes to the Omnibus Agreement that the Borrower and its Subsidiaries would be prohibited from making pursuant to Section 6.15 of this Agreement; and (v) the Parent has kept proper books of record and account in which full, true and correct entries have been made of all dealings and transactions in relation to its business and activities.

ARTICLE IV

Conditions

SECTION 4.01.                 Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other documents required by Lender in connection with this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other documents required by Lender in connection with this Agreement.

(b)                                 The Administrative Agent shall have received each of the Security Documents, duly executed and completed in sufficient number of counterparts for recording, if necessary, and they shall constitute satisfactory security documentation to create first priority security interests in the Collateral (free and clear of all Liens, other than Liens permitted by Section 6.02 hereof).

(c)                                  The Administrative Agent shall have received the following:

(i)                                     Uniform Commercial Code Financing Statements (Form UCC-1) and such evidence of filing or arrangements for filing as may be acceptable to the Administrative Agent, naming the relevant Loan Party as the debtor and the Administrative Agent as the secured party, or other similar instruments or documents, filed or to be filed under the

Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to the Security Documents; and

(ii)                                  certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably near to the date of the initial Borrowing, listing all effective financing statements which name any Loan Party (under its present name and any previous names) as the debtor and which are filed in the jurisdictions in which filings of any Security Documents are made pursuant to this Agreement, together with copies of such financing statements none of which (other than those (i) securing the Obligations, if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements, or (ii) that are terminated as of the Effective Date or within a time frame otherwise acceptable to the Administrative Agent) shall cover any Collateral described in the Security Documents; and

(iii)                               copies of tax Lien searches for each jurisdiction in which a Security Document is filed or recorded pursuant to this Agreement, certified by a party acceptable to the Administrative Agent, listing all tax Liens imposed on any Loan Party or any of its assets (none of which shall cover any Collateral described in the Security Documents).

(d)                                 The Administrative Agent shall have received, and be satisfied with, the title information with respect to the Collateral and shall, in its sole and absolute discretion, be satisfied with the status of title to the Collateral.

(e)                                  The Parent shall have (i) consummated its initial public offering of Common Units (as such term is defined in the Partnership Agreement) as contemplated in the S-1 filed by the Parent with the SEC and shall have delivered to the Administrative Agent copies of all filings (including any filings on Form S-1 or Form 8 or Form 10) made with the SEC in connection therewith, including, without limitation, that Vinson & Elkins, as counsel to the Parent, shall have issued a tax opinion in connection therewith acceptable to the parties underwriting such initial public offering; and (ii) has received net proceeds of an aggregate amount of not less than $38,000,000 as a result of such initial public offering.

(f)                                    The Administrative Agent shall have received, and shall be satisfied in its sole discretion with the contents, results and scope of, the report by Barnes & Click with respect to the Collateral.

(g)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Vinson Elkins, LLP, counsel for the Borrower, relating to the Parent, the Borrower and its Subsidiaries, this Agreement or the Transactions and any other matters as the Required Lenders shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(h)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of outside counsel for the Borrower, relating to the Parent, the Borrower and its Subsidiaries, this

Agreement or the Transactions and any other matters as the Required Lenders shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(i)                                     The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each local counsel of the Borrower approved by Administrative Agent, for each state where any portion of the Collateral is located, relating to the enforceability of the Security Documents in such State and any other matters as the Required Lenders shall reasonably request.

(j)                                     The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, Parent and the General Partner, the authorization of the Transactions and any other legal matters relating to the Borrower, Parent and the General Partner, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(k)                                  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(l)                                     The Administrative Agent shall have received a fully executed copy of the Fee Letter and all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(m)                               The Lenders shall have received (i) satisfactory audited consolidated financial statements of Hiland Partners, LLC and Continental Gas, Inc. for the period ended December 31, 2003 and for the two (2) most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, and (ii) satisfactory unaudited interim consolidated financial statements of September 30, 2004 for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) immediately above as to which such financial statements are available.

(n)                                 The Administrative Agent shall have received satisfactory evidence that the Prior Credit Agreements have been terminated and of the occurrence of the following with respect to the Prior Credit Agreements:  (i) all obligations owing to any lender, agent or any other Person thereunder shall have been paid in full and all commitments of any lender, agent or any other Person thereunder to make any future loans shall have been terminated, (ii) each Letter of Credit issued thereunder shall have been terminated or canceled, or the Issuer thereof shall have accepted cash collateral or a Letter of Credit as security therefor; and (iii) there shall have been no defaults thereunder immediately prior to the satisfaction of the items set forth in (i) and (ii) immediately above.

(o)                                 The Administrative Agent shall have received certificates of insurance showing the Administrative Agent as loss payee or additional insured, as appropriate, and a schedule of existing insurance, in each case reasonably satisfactory to the Administrative Agent evidencing the existence of all insurance required to be maintained pursuant to Section 5.05 hereof.

(p)                                 The Administrative Agent shall have received evidence that all governmental and third-party approvals or consents necessary, or in the discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Loan Parties have been granted.

(q)                                 The Administrative Agent shall have received a reliance letter from Envirotech Engineering and Consulting, Inc. with respect to the following environmental reports, which reliance letter entitles the Administrative Agent and Lenders to rely on such reports as if such reports had been issued directly to the Administrative Agent for the benefit of the Lenders: (i) Phase I Environmental Site Assessment for the Hiland Gas Gathering System, Washakie and Big Horn Counties, Wyoming, dated September 2004; (ii) Phase I Environmental Site Assessment for the Badlands Gas Gathering System, Bowman & Slope Counties, North Dakota, dated September 2003; (iii) Phase I Environmental Site Assessment for the Eagle Chief Gas Gathering System, Alfalfa and Major Counties, Oklahoma, dated September 2003; (iv) Phase I Environmental Site Assessment for the Matli Gas Gathering System, Blaine County, Oklahoma, dated September 2003; and (v) Phase I Environmental Site Assessment for the Great Plains Pipeline, Major, Woods, and Alfalfa Counties, Oklahoma, dated August 2003.

(r)                                    No event shall have occurred with respect to the Parent, the Borrower and its Subsidiaries, taken as a whole, which has had, or could reasonably be expected to have, a Material Adverse Effect.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Oklahoma City, Oklahoma time, on February 28, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.                 Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                  The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation or warranty is stated to relate to an earlier date in which case such representation and warranty will be true and correct on and as of such earlier date.

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.                 Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent:

(a)                                  within 90 days after the end of each fiscal year of the Parent, on EDGAR (or (i) upon the request of any Lender, the Borrower shall provide a copy of such statement or report described below to any Lender that does not have access to EDGAR, or (ii) if such statement or report is no longer available on EDGAR for any reason, a copy of such statement or report described below to each Lender and the Administrative Agent), the Parent audited consolidated balance sheet and related statements of operations, partners’ capital and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent, the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent on EDGAR (or (i) upon the request of any Lender, the Borrower shall provide a copy of such statement or report described below to any Lender that does not have access to EDGAR, or (ii) if such statement or report is no longer available on EDGAR for any reason, a copy of such statement or report described below to each Lender and the Administrative Agent), the Parent’s consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Parent’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent, the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit F attached hereto (i) certifying as to whether a Default has occurred and is continuing and, if a

Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.16, Section 6.17 and Section 6.18, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the last audited financial statements delivered pursuant to Section 5.01(a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 promptly after the same become publicly available, on EDGAR (or (i) upon the request of any Lender, the Borrower shall provide a copy of such statement or report described below to any Lender that does not have access to EDGAR, or (ii) if such statement or report is no longer available on EDGAR for any reason, a copy of such statement or report described below to each Lender and the Administrative Agent) copies of all periodic and other reports, proxy statements and other materials filed by the Parent, the Borrower or any Subsidiary with the SEC, or with any national securities exchange, as the case may be;

(e)                                  within fifteen (15) days after the filing thereof, copies of all income tax returns, attachments, forms, exhibits and extensions of each Loan Party; and

(f)                                    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.                 Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                  the occurrence of any Default of which Borrower has, or could reasonably be expected to have, knowledge;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent, the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent, the Borrower and its Subsidiaries in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; and

(d)                                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.                 Existence; Conduct of Business.  Each Loan Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except where the failure to do so in each case could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.                 Payment of Obligations.  Each Loan Party will pay its obligations before the same shall become delinquent or in default, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.                 Maintenance of Properties; Insurance.  (a) The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition in accordance with industry practice, ordinary wear and tear excepted.

(b)                                 The Borrower will, and will cause each of its Subsidiaries to, maintain insurance with respect to its properties and businesses against such liabilities, causalities, risks and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect; all such insurance to be in amounts and from insurers reasonably acceptable to the Administrative Agent and on the Effective Date or upon any renewal, of any such insurance and at other times upon the reasonable request of the Administrative Agent, furnish to the Administrative Agent, for the review and distribution to the Lenders, evidence, satisfactory in the good faith judgment of the Administrative Agent of the maintenance of such insurance. All insurance policies required pursuant to this Section 5.05 shall (i) name the Administrative Agent on behalf of the Lenders as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty (30) days’ prior written notice to the Administrative Agent.

SECTION 5.06.                 Books and Records; Inspection Rights.  Each Loan Party will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and subject to applicable safety rules and regulations, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07.                 Compliance with Laws.  Each Loan Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.                 Use of Proceeds and Letters of Credit.  (a) The proceeds of the Revolver A Loans will be used only (i) to pay the fees, expenses and other transaction costs of the Transactions contemplated hereby; (ii) for development capital expenditure projects, (iii) to fund acquisitions permitted hereunder and engage in other transactions permitted hereby, (iv) in connection with the issuances of Letters of Credit as set forth herein, (v) for Maintenance Capital Expenditures, and (vi) for other general corporate purposes.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall proceeds of the Revolver A Loans be used to make Restricted Payments.

(b)                                 The proceeds of the Revolver B Loans will be used only (i) to fund working capital needs, and (ii) to fund Restricted Payments permitted pursuant to Section 6.06.

(c)                                  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.  Letters of Credit will be issued only to support the working capital needs and general corporate obligations of the Borrower and its Subsidiaries relating to their respective lines of business.

SECTION 5.09.                 Compliance with ERISA.  In addition to and without limiting the generality of Section 5.07, each Loan Party shall (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or any tax under the Code, and (d) operate each employee benefit plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  Each Loan Party shall furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan sponsored, maintained or contributed to by any of said Persons and/or the Parent, as may be reasonably requested by the Administrative Agent.

SECTION 5.10.                 Real Property Collateral.  (a) Except with respect to Excluded Assets, within thirty (30) days of the acquisition of any fee, leasehold, easement estate or other interest in any real property by the Borrower or any Subsidiary that (A) at any time causes the aggregate book value of all real property interests then owned by Borrower and its Subsidiaries and not covered by a deed of trust, mortgage, leasehold deed of trust or leasehold mortgage, as applicable, to exceed $500,000; or (B) is material to the operation of any portion of the Borrower’s or any Subsidiary’s business, the Borrower will, and will cause each of such Subsidiaries to, (i) execute in form and substance reasonably satisfactory to the Administrative Agent, a deed of trust or mortgage, as applicable, in respect of any such fee interest or easement estate as well as in respect of all other fee interests or easement estates of the Borrower and its Subsidiaries not then subject to a deed of trust or mortgage, as applicable, and (ii) execute in form and substance reasonably satisfactory to the Administrative Agent, a leasehold deed of trust or mortgage, as applicable, in respect of any leasehold interest as well as in respect of all other leasehold interests of the Borrower and its Subsidiaries not then subject to a deed of trust or mortgage, in each case granting a first priority perfected Lien on such property as collateral for the Obligations, subject only to Liens permitted pursuant to Section 6.02 hereof, (iii) provide other title information in form and substance reasonably satisfactory to the Administrative Agent for any property on which a lien is granted pursuant to clause (i) or (ii) above, and (iv) for any property acquired for which the Borrower or any such Subsidiary obtains an owner’s policy of title insurance, provide a copy of such owner’s policy.   The Borrower shall, concurrently with any delivery of financial statements under Section 5.01 (a) or (b) and otherwise within ten (10) days following the date that any interest in real property described in clause (A) or (B) of this Section 5.10(a) is acquired, deliver a report in form and substance reasonably acceptable to the Administrative Agent describing all real property interests then owned by Borrower and its Subsidiaries and not covered by a deed of trust, mortgage, leasehold deed of trust or leasehold mortgage, as applicable, along with the book value of each such real property interest as determined in accordance with GAAP.

(b)                                 The Borrower will, and will cause each of its Subsidiaries to, use commercially reasonable efforts in negotiating any new Lease, right-of-way or similar instrument or the renewal or extension of any existing Lease, easement estate, right-of-way or similar instrument covering real property to provide in such Lease, easement estate, right-of-way or similar instrument that the interest of the lessee or grantee may be hypothecated without any further approval of or notice to the landlord under such lease or the grantor under any such easement, right-of-way or similar instrument.

SECTION 5.11.                 Compliance with Environmental Laws.  (a) In addition to and without limiting the generality of Section 5.07, each Loan Party shall (i) comply in all material respects with all Environmental Laws applicable to its operations and real property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) obtain and renew all material Governmental Approvals required under Environmental Laws applicable to its operations and real property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (iii) conduct any Response legally required by any Loan Party in accordance with applicable Environmental Laws except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Without limiting the Borrower’s obligations pursuant to Section 5.11(a) above, the Borrower covenants and agrees that:

(i)                                     With regard to the Main Plant, formerly known as the RAM Energy Carmen Gas Plant, SW/4 Section 12-24N-13W, Woods County, Oklahoma, the Borrower shall, or shall cause its applicable Subsidiary to, promptly commence and diligently pursue to completion any and all actions necessary to comply with and complete all requirements for remediation as directed by the Oklahoma Corporation Commission’s Pollution Abatement Section and shall, or shall cause its applicable Subsidiary to, diligently pursue and obtain written confirmation from the Oklahoma Corporation

Commission that no further remediation of such site will be required and that the open pollution abatement case with respect thereto has been closed.

(ii)                                  With regard to the North Booster Station, Section 18-23N-12W, Alfalfa County, Oklahoma, the Borrower shall, or shall cause its applicable Subsidiary to, promptly, but in any event within 90 days following the date of this Agreement, implement all remediation recommendations made by EnviroTech Engineering & Consulting, Inc. in that certain Site Remediation Update For Earl Land Farm Site, North Booster Station and Ram (Magic Circle) Main Plant prepared for Continental Gas, Inc. and dated January 2005, and shall, or shall cause its applicable Subsidiary to, diligently pursue the completion of such remediation.

(iii)                               With regard to the Earl Land Farm Site, Section 2-23N-14W, Woods County, Oklahoma, the Borrower shall, or shall cause its applicable Subsidiary to, promptly, but in any event within 90 days following the date of this Agreement, implement all remediation recommendations made by EnviroTech Engineering & Consulting, Inc. in that certain Site Remediation Update For Earl Land Farm Site, North Booster Station and Ram (Magic Circle) Main Plant prepared for Continental Gas, Inc. and dated January 2005, and shall, or shall cause its applicable Subsidiary to, diligently pursue, the completion of such remediation.

SECTION 5.12.                 Further Assurances.  (a) The Borrower will cause each Loan Party, at its own cost and expense, to promptly (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

(b)                                 The Borrower agrees to promptly (and in any event within fifteen (15) days after request therefor) deliver and to cause its Subsidiaries to deliver, to further secure the Obligations whenever reasonably requested by the Administrative Agent in good faith, deeds of trust, mortgages, chattel mortgages, security agreements, pledge agreements, financing statements, continuation statements, extension agreements and opinions or other evidence or other similar agreements or instruments, substantially similar to the Security Documents delivered pursuant to Article IV or otherwise in form and substance reasonably satisfactory to the Administrative Agent for the purpose of granting, confirming, perfecting and maintaining first and prior liens or security interests in any and all real or personal property which (i) is at such time Collateral or which was intended to be or purported to be Collateral pursuant to any Loan Document and not then released by the Administrative Agent; or (ii) constitutes real or personal property of any Loan Party, which is requested by the Administrative Agent to be mortgaged, pledged or otherwise used as security for the Obligations. The Borrower also agrees to deliver, and to cause its Subsidiaries to deliver, whenever requested by the Administrative Agent in good faith, promptly but in no event later than ninety (90) days after request therefor, additional favorable title opinions (in addition to any title opinions previously delivered to the Administrative Agent) from legal counsel reasonably acceptable to the Administrative Agent in good faith, or favorable title insurance policies from insurers acceptable to the Administrative

Agent in good faith, with respect to any material Collateral (with the determination as to materiality being made by the Administrative Agent in its reasonable discretion), as to which the Administrative Agent in good faith believes that the record ownership of such Collateral, or the status of Liens securing the Obligations, is in question, and (A) stating that the Borrower has good and marketable title to such properties and interest, free and clear of all Liens, except for Liens permitted pursuant to Section 6.02; (B) confirming that such properties and interest are subject to Security Documents securing Obligations that constitute and create legal, valid and duly perfected first priority deed of trust or mortgage liens in such properties and interests and first priority assignments of and security interests in such properties and interests and the proceeds thereof except for Liens permitted pursuant to Section 6.02; and (C) covering such other matters as the Administrative Agent may request in good faith.

(c)                                  The Borrower (i) will from time to time deliver or cause to be delivered to the Administrative Agent any financing statements, continuation statements, extension agreements and other documents, properly completed (and executed and acknowledged when required) by the relevant Loan Party, as the case may be, in form and substance satisfactory to the Administrative Agent, which the Administrative Agent reasonably requests for the purpose of perfecting, confirming or protecting any Liens or other rights in the Collateral; and (ii) hereby authorizes the Administrative Agent to execute and file or record, on behalf of such Loan Party, any financing statements, continuation statements, extension agreements and other documents that the Administrative Agent deems necessary or advisable to perfect, confirm or protect any Liens or other rights in the Collateral in favor or the Administrative Agent for the benefit of the Lenders.

SECTION 5.13.                 Tax Shelter Regulations.  If the Borrower determines to take any action inconsistent with Section 3.17, the Borrower will promptly notify the Administrative Agent thereof and will promptly deliver to the Administrative Agent a duly completed copy of IRS Form 8886 (or any successor form).  The Borrower acknowledges that, upon any such notification, any Lender may treat its Loans hereunder as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender will maintain the lists and other records required by such Treasury Regulation.

SECTION 5.14.                 Compliance with Leases; Material Contracts.  Each Loan Party will perform and observe, or cause to be performed and observed, all of the covenants and conditions required to be performed by it or any of its Subsidiaries under each Lease and each Material Contract, except where such failure could not reasonably be expected to have a Material Adverse Effect.  The Borrower will promptly notify the Administrative Agent in writing of the receipt by the Borrower or any Subsidiary of any notice from any third party to the Borrower or any Subsidiary of any material default under, or the termination of, any Material Contract pursuant to the provisions of such Material Contract, and will promptly cause a copy of each such notice received by the Borrower or any Subsidiary from any third party to be delivered to the Administrative Agent.  The Borrower will not, nor will it permit any Subsidiary to, without the prior written consent of the Required Lenders, (i) terminate or surrender, or suffer or permit any termination or surrender, of any Material Contract during the initial term thereof or any valid extension thereto; or (ii) amend any Material Contract in any manner which would, or could reasonably be expected to, have a Material Adverse Effect.

SECTION 5.15.                 Clean-Down Period. The Borrower will cause the aggregate outstanding principal balance of the Revolver B Loans to be zero for a period of at least fifteen (15) consecutive days during each twelve month period.

SECTION 5.16.                 Subsidiaries. Immediately upon the formation or acquisition of any entity which meets the definition of a Guarantor, such Guarantor shall execute and deliver to the Administrative Agent for the benefit of the Lenders a Guaranty Agreement substantially in the form of Exhibit D attached hereto.  Each such Guarantor shall also execute and deliver to the Administrative Agent one or more (i) mortgages or deeds of trust granting, as security for the Obligations, a first priority lien subject to the liens permitted by Section 6.02 hereunder in all real property of such Subsidiary, and (ii) security agreements (or supplements thereto) granting, as security for the Obligations, a security interest to the Administrative Agent for the benefit of the Lenders in all the assets of each such Person in which a security interest can be created under the UCC, and all documents and instruments, including UCC financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the security interests intended to be created by such security agreements and perfect such Liens to the extent required by, and with the priority required by, the security agreements, shall have been filed, registered or recorded (or arrangements satisfactory to the Collateral Agent for such filing, registration or recording shall have been made).  Additionally, the Borrower and each Subsidiary shall have pledged at all times 100% of such Person’s Equity Interest in any Subsidiary to the Administrative Agent for the benefit of the Lenders pursuant to a pledge agreement in form and substance reasonably satisfactory to the Administrative Agent.  The Borrower will, and will cause each of its Subsidiaries to, ensure that all Equity Interests in its Subsidiaries are owned directly or indirectly at all times only by the Borrower or one or more of the Subsidiaries and that all the Equity Interests of such Subsidiaries are pledged to secure the Obligations.

SECTION 5.17.                 Information Regarding Collateral.  The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

SECTION 5.18.                 Post Closing Matters.  The Borrower shall execute and deliver, or cause to be executed and delivered, the documents and complete the other items set forth on Schedule 5.18, in each case, within the time limits set forth on such Schedule.

SECTION 5.19.                 Deposit Accounts.  The Borrower will, and will cause each Loan Party to, maintain its primary bank depository relationship with MidFirst Bank.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.                 Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness created hereunder;

(b)                                 unsecured Indebtedness of the Borrower so long as the incurrence or maintenance of such Indebtedness does not cause a Default or an Event of Default under any other provision of this Agreement; provided that the aggregate principal amount of Indebtedness permitted by this clause (b) shall not exceed $5,000,000 at any time outstanding;

(c)                                  Indebtedness existing on the date hereof and set forth in Schedule 6.01, and any extensions, refinancing, renewals or replacements of any such Indebtedness; provided that such Indebtedness is not increased in connection therewith except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets;

(d)                                 purchase money Indebtedness (including Capital Lease Obligations) of the Subsidiaries representing the portion of the purchase price of any office equipment, data processing equipment (including, without limitation, computer and computer peripheral equipment), compression equipment, trucks, tractors, trailers and other transportation equipment which may be secured by Liens permitted under Section 6.02 hereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $2,000,000 at any time outstanding;

(e)                                  any Indebtedness incurred or assumed in connection with any transaction or acquisition permitted by Section 6.19 hereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $5,000,000 at any time outstanding;

(f)                                    Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

(g)                                 Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

(h)                                 Indebtedness consisting of surety bonds that the Borrower or any Subsidiary is required to obtain in order to comply with applicable Law or the requirements of any Governmental Authority.

SECTION 6.02.                 Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                  Permitted Encumbrances;

(b)                                 any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 hereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and any extensions, renewals and replacements thereof;

(c)                                  any Lien on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary; (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any extensions, renewals and replacements thereof; and (iv) the Indebtedness secured by such Lien does not exceed 100% of the fair market value of the assets acquired in such transaction or acquisition;

(d)                                 Liens securing the Indebtedness permitted by clause (d) of Section 6.01 and placed on the property described therein contemporaneously with the purchase thereof or within 90 days thereafter, by the Borrower or any of its Subsidiaries to secure all or a portion of the purchase price thereof; provided that such Lien shall not extend to any other property or assets of the Borrower or its Subsidiaries;

(e)                                  Liens securing Indebtedness on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets; (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; and (iv) the aggregate outstanding principal amount of the Indebtedness secured thereby does not exceed (as to the Borrower and all its Subsidiaries) $2,000,000 at any one time;

(f)                                    any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased, and any interest of a landowner in the case of easements entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the property subject to the easement;

(g)                                 Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all its Subsidiaries) $500,000 at any one time;

(h)                                 any Lien created or assumed by the Borrower or any Subsidiary in connection with the issuance of Indebtedness, the interest on which is excludable from gross income of the holder of such Indebtedness pursuant to the Code, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by the Borrower or its Subsidiaries;

(i)                                     Liens on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or asset otherwise permitted under this Section;

(j)                                     any Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets; and

(k)                                  Liens securing Indebtedness permitted by Section 6.01(e); provided that the Indebtedness secured thereby does not exceed 100% of the fair market value of the assets or Equity Interests acquired in such transaction or acquisition.

SECTION 6.03.                 Fundamental Changes. Neither the Borrower nor any Subsidiary will merge or consolidate with or into any other Person nor shall any Subsidiary liquidate or dissolve, except that if before and after giving effect to such merger or consolidation, there exists no Default or Event of Default (A) the Borrower or any Subsidiary may merge or consolidate with any Person so long as the Borrower or such Subsidiary is the surviving Person; (B) a Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving Person; (C) a Subsidiary may merge into any other Subsidiary; and (D) any Subsidiary may liquidate or dissolve if such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

SECTION 6.04.                 Investments, Loans, Advances and Guarantees.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, except that, so long as no Default or Event of Default shall have occurred and be continuing or will result therefrom, the Borrower and its Subsidiaries may make:

(a)                                  Permitted Investments;

(b)                                 investments by the Borrower in the Equity Interests of its Subsidiaries and investments by any Subsidiary in the Borrower or any other Subsidiary;

(c)                                  loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary;

(d)                                 Guarantees constituting Indebtedness permitted by Section 6.01;

(e)                                  Swap Agreements to the extent permitted under Section 6.05;

(f)                                    any purchases or other acquisitions of all or substantially all of the Equity Interests in any Person permitted by Section 6.19; provided that, immediately upon consummation thereof, such Person will be a Guarantor (including, without limitation, as a result of a merger or consolidation otherwise permitted under this Agreement) and any other purchase or acquisition of any property or assets of any Person permitted by Section 6.19;

(g)                                 investments consisting of extensions of credit, including without limitation, in the nature of accounts receivable arising from the grant of trade credit or prepayments or similar transactions entered into in the ordinary course of business and investments by the Borrower or any Subsidiary in satisfaction or partial satisfaction thereof from financially troubled account debtors to prevent or limit financial loss; and

(h)                                 investments not otherwise permitted by this Section 6.04 in an aggregate amount not to exceed $500,000 at anytime outstanding.

SECTION 6.05.                 Swap Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into between (i) the Borrower or one of its Subsidiaries, and (ii) the Administrative Agent or any Person that is a Lender at the time of the execution of such agreement or arrangement or any Affiliate of such Person; provided, that such Swap Agreements are in respect of interest rates which are entered into with the purpose and effect of fixing or capping interest rates on a principal amount of indebtedness of the Borrower that is accruing interest at a variable rate; provided, further that (A) the floating rate index of each such Swap Agreement generally matches the index used to determine the floating rates of interest on the corresponding indebtedness of the Borrower to be hedged by such Swap Agreement; and (B) the Borrower shall not establish or maintain any margin accounts with respect to such Swap Agreements; and (C) such Swap Agreements are in compliance with the Borrowers’ risk management policies, and (b) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any of its Subsidiaries has actual exposure.

SECTION 6.06.                 Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments, except that so long as no Default or Event of Default shall have occurred and be continuing and provided that no Default or Event of Default would result from the making of such Restricted Payment:

(i)                                     any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary; and

(ii)                                  the Borrower may declare, make or incur a liability to make distributions to the Parent to fund Quarterly Distributions; provided that (A) such Quarterly Distributions are made in accordance with the provisions of the Partnership Agreement, and (B) the aggregate amount of Quarterly Distributions made by the Parent with respect to any fiscal quarter shall not exceed Available Cash for such fiscal quarter.

SECTION 6.07.                 Transactions with Affiliates.  Except as otherwise permitted hereunder, the Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) as permitted by the Partnership Agreement, and (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.

SECTION 6.08.                 Sales of Assets.  Neither the Borrower nor any Subsidiary shall enter into any arrangement, direct or indirect, with any Person other than a Loan Party pursuant to which the Borrower or any Subsidiary shall sell or otherwise transfer or dispose of any property, real, personal or mixed, whether now owned or hereafter acquired, except (i) sales, transfers or dispositions in the ordinary course of business and the granting of any option or other right to purchase or otherwise acquire property in the ordinary course of business, (ii) sales, transfers or dispositions not in the ordinary course of business provided that the aggregate proceeds of all such sales, transfers and dispositions permitted by this item (ii) shall not exceed, (A) from the date hereof during any period of twelve (12) consecutive months more than $1,000,000 and (B) during the term hereof more than $2,500,000, (iii) sales of wetlands credits; (iv) sales, transfers or dispositions of property that are no longer commercially viable to maintain or obsolete, surplus or worn-out property, whether now owned or hereafter acquired; (v) sales, transfers or dispositions of equipment or real property to the extent that (A) such equipment or real property is exchanged for credit against the purchase price of similar replacement equipment or real property, or (B) the proceeds of such sales, transfers or dispositions are reasonably promptly, but in any event within 90 days, applied to the purchase price of such replacement equipment or real property; (vi) dispositions resulting from the bona fide exercise by a Governmental Authority of its actual power of eminent domain or other dispositions otherwise required by applicable law, and (vii) dispositions of property subject to a Permitted Encumbrance that are transferred to a lienholder or its designee in satisfaction or settlement of the lienholder’s claim or a realization upon a security interest permitted under this Agreement.  The Lender’s hereby authorize and direct the Administrative Agent to execute and deliver releases on the Liens on the Collateral created by the Security Documents with respect to Assets permitted to be sold under this Section.

SECTION 6.09.                 Constituent Documents.  No Loan Party will amend its charter or by-laws or other constituent documents in any manner that would materially and adversely affect the rights of the Lenders under this Agreement or their ability to enforce the same.

SECTION 6.10.                 Regulation T, U and X Compliance.  The Borrower shall not and shall not permit any Subsidiary to use the proceeds of the Loans to purchase or carry Margin Stock (as defined in Regulation U), or otherwise act so as to cause any Lender, in extending credit hereunder, to be in contravention of Regulations T, U or X.

SECTION 6.11.                 Sales and Leasebacks.  Except to the extent such leases in the aggregate would not require total payments of more than $2,000,000 per annum, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired that (i) the Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Borrower or any of its Subsidiaries) or (ii) the Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease.

SECTION 6.12.                 Changes in Fiscal Year.  No Loan Party shall change the end of its fiscal year to a date other than December 31.

SECTION 6.13.                 Change in the Nature of Business.  The Borrower shall not engage directly or indirectly in any business activity that would cause less than 90% of the gross income of such Person to constitute “qualifying income” within the meaning of Section 7704(d) of the Code.

SECTION 6.14.                 Limitation on Restrictions on Subsidiary Distributions.  The Borrower shall not, and shall not permit any of its Subsidiaries to enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by applicable Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) to the extent such restrictions are listed on Schedule 6.14 attached hereto, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, and (iv) the foregoing shall not apply to restrictions and conditions contained in the documentation evidencing any Indebtedness permitted hereunder; provided that in no event shall such restrictions and conditions contained in such documentation evidencing such permitted Indebtedness be more restrictive than the restrictions and conditions set forth in Section 6.06 of this Agreement and this Section 6.14.

SECTION 6.15.                 Changes to the Omnibus Agreement.  Without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, neither the Borrower nor any of its Subsidiaries shall (i) make any material change to the terms of the Omnibus Agreement, (ii) release any party from its obligations under the Omnibus Agreement or (iii) fail to diligently enforce the Omnibus Agreement and avail itself of the rights and indemnities available thereunder, except in each case, where such change, release or failure could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.16.                 Minimum Consolidated Tangible Net Worth.  The Borrower will not permit Consolidated Tangible Net Worth as of any date to be less than $55,000,000.

SECTION 6.17.                 Minimum Interest Coverage Ratio.  The Borrower shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 3.0 to 1.0.

SECTION 6.18.                 Maximum Leverage Ratio.  The Borrower shall not permit the Leverage Ratio as of the last day of any fiscal quarter to exceed 4.0 to 1.0.

SECTION 6.19.                 Permitted Acquisitions.  The Borrower shall not, except as otherwise permitted or required in this Agreement, purchase or otherwise acquire, or permit any Subsidiary to purchase or acquire, any Equity Interests in, any obligations or stock of, or any other interest in, or all or substantially all of the assets of, any Person whatsoever unless (i) permitted by Section 6.03 above, or (ii) (a) immediately prior to and after giving effect to any such purchase or acquisition, no Default or Event of Default shall have occurred or be continuing or will result therefrom, (b) such purchase or acquisition is consummated in accordance with applicable Law, and (c) immediately after giving effect to such purchase or acquisition of a company or business pursuant to this Section 6.19, the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.16, Section 6.17 and Section 6.18 above, as evidenced by a certificate of the Financial Officer of the Borrower delivered to the Administrative Agent on the earlier of (i) the date that Borrower submits a Borrowing Request if Borrower is making a Borrowing in connection therewith, or (ii) the date that Borrower consummates the transaction requiring the delivery of such certificate.

SECTION 6.20.                 Negative Pledges, Restrictive Agreements, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into (a) any agreement for the borrowing of money (excluding this Agreement) prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired (provided that this provision is not intended to limit in any manner the Borrower’s and its Subsidiaries’ obligations to grant liens securing the Collateral as otherwise set forth in this Agreement or any of the Loan Documents); or (b) any agreement (excluding this Agreement) prohibiting the ability of any Borrower or any other Loan Party to amend or otherwise modify this Agreement or any other Loan Document.  The Borrower shall, and shall cause each of its Subsidiaries to, use good faith efforts to cause any other agreement entered into by the Borrower or its Subsidiaries to not contain the prohibitions set forth in (a) above.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                                  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement, the Loan Documents or any amendment or modification hereof or thereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

(d)                                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to existence) or Section 5.08 or in Article VI;

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)                                    any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period;

(g)                                 any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or the General Partner or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     any Loan Party or the General Partner shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                     any Loan Party or the General Partner shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                  one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $500,000 (net of insurance coverage which is reasonably expected to be paid by the insurer thereunder as confirmed by such insurer) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment and is not released, vacated or fully bonded within 60 days after its attachment or levy;

(l)                                     an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent, the Borrower and its Subsidiaries in an aggregate amount that could reasonably be expected to have a Material Adverse Effect;

(m)                               a Change in Control shall occur;

(n)                                 this Agreement or any other Loan Document ceases to be valid and binding on any Loan Party in any material respect or is declared null and void in any material respect, or the validity or enforceability thereof is contested by any Loan Party or any Loan Party denies it has any or further liability under this Agreement or under the other Loan Documents to which it is a party or there shall occur a “Default” or “Event of Default” as defined in any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement,

(ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.                 Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to the Borrower, to it at Hiland Partners, LP, 205 West Maple, Suite 1100, Enid, Oklahoma 73701, Attention of Ken Maples (Telecopy No. (580) 548-5188);

(ii)                                  if to the Administrative Agent, to it at MidFirst Bank, 501 NW Grand Boulevard, Suite 100, Oklahoma City, Oklahoma 73188, Attention of James P. Boggs (Telecopy No. (405) 767-7120); and

(iii)                               if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address, telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.                 Waivers; Amendments.  (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) release any Guarantor or release any Collateral (except for releases of Collateral related to asset sales otherwise expressly permitted pursuant to the terms of this Agreement) securing the Obligations without the written consent of each Lender, (iv) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (v) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

SECTION 9.03.                 Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel (including local counsel) for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the Transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable un-reimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the un-reimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d)                                 Each Loan Party shall defend and indemnify the Administrative Agent and each Lender and hold them harmless from and against all loss, liability, damage, expense, claims, costs, fines, penalties, assessments (including interest on any of the foregoing) and reasonable attorneys’ fees, suffered or incurred by the Administrative Agent or any Lender which arise, result from or in any way relate to a breach or violation by any Loan Party of any applicable Environmental Laws, either prior to or subsequent to the date hereof, including the assertion or imposition of any Lien on any Loan Party’s assets, or which relate to or arise out of any Environmental Liability.  Each Loan Party’s obligations hereunder shall survive the termination of this Agreement and the repayment of the Loans.

(e)                                  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(f)                                    All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

SECTION 9.04.                 Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                              the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)                                the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                                the Issuing Bank.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06 (d), Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.                 Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.                 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits

(general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.                 Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of Oklahoma.

(b)                                 The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Oklahoma sitting in Oklahoma City, Oklahoma County, Oklahoma, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State of Oklahoma or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)                                  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.                 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.                 Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.                 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.                 USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15.                 Separateness.  The Lenders acknowledge that (i) the Lenders have advanced funds to the Borrower in reliance upon the separateness of the Parent and the Borrower from each other and from any other Persons, and (ii) the Borrower has assets and liabilities that are separate from those of other Persons, including the Parent.

SECTION 9.16.                 No Personal Liability of Directors, Officers and Employees.  No director, officer, partner, employee, member or manager of the General Partner will have any liability for any obligations of the Borrower, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Lender waives and releases all such liability. This waiver and release are part of the consideration for the making of the Loans and the issuance of Letters of Credit.

SECTION 9.17.                 Collateral Matters; Swap Agreements.    The benefit of the Security Documents and of the provisions of this Agreement relating to the Collateral shall also extend to and be available to any counterparty to any Swap Agreements on a pro rata basis (subject to Section 2.18(b) hereof) in respect of any obligations of the Borrowers which arise under any Swap Agreement, provided that such counterparty is a Lender or an Affiliate of a Lender at the time such counterparty entered into such Swap Agreement.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

HILAND OPERATING, LLC,
a Delaware limited liability company

By:	/s/ Randy Moeder
Randy Moeder
Chief Executive Officer, President
and Director

[Signature Page to Credit Agreement]

MIDFIRST BANK,
a federally chartered savings association,
in its capacity as Administrative Agent

/s/ James P. Boggs
By:	James P. Boggs
Title:	Vice President

Address:

MidFirst Bank
MidFirst Plaza
501 N.W. Grand Blvd., Suite 100
Oklahoma City, Oklahoma 73118
Attention: James P. Boggs
Telephone No. (405) 767-7115
Telecopy No. (405) 767-7120
e-mail: james.boggs@midfirst.com
State: Oklahoma
Wire Instructions:
MidFirst Bank (OKC, OK)
ABA No.:	303087995
Reference:	Account 1901000 for Hiland
Operating, LLC for Further Credit to Loan # 909590
Attention:	Mary Nash/Sharon Bales
(MFB Loan Operations)

[Signature Page to Credit Agreement]

MIDFIRST BANK,
a federally chartered savings association,
in its capacity as a Lender

/s/ James P. Boggs
By:	James P. Boggs
Title:	Vice President

Address:

MidFirst Bank
MidFirst Plaza
501 N.W. Grand Blvd., Suite 100
Oklahoma City, Oklahoma 73118
Attention: James P. Boggs
Telephone No. (405) 767-7115
Telecopy No. (405) 767-7120
e-mail: james.boggs@midfirst.com
State: Oklahoma
Wire Instructions:
MidFirst Bank (OKC, OK)
ABA No.:	303087995
Reference:	Account 1901000 for Hiland
Operating, LLC for Further Credit to Loan # 909590
Attention:	Mary Nash/Sharon Bales
(MFB Loan Operations)

[Signature Page to Credit Agreement]

BANK OF SCOTLAND

By:	/s/ Amena Nabi
Name:	Amena Nabi
Title:	Assistant Vice President

[Signature Page to Credit Agreement]

FORTIS CAPITAL CORP.

By:	/s/ Christopher S. Parada
Name:	Christopher S. Parada
Title:	Vice President

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

[Signature Page to Credit Agreement]

COMPASS BANK

By:	/s/ Kathleen J. Bowen
Name:	Kathleen J. Bowen
Title:	Senior Vice President

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Matthew J. Purchase
Name:	Matthew J. Purchase
Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF OKLAHOMA

By:	/s/ Mark Morris
Name:	Mark Morris
Title:	Vice President

[Signature Page to Credit Agreement]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

1

EXHIBIT B

FORM OF COMMITMENT INCREASE AGREEMENT

1

EXHIBIT C

FORM OF NEW LENDER AGREEMENT

1

EXHIBIT D

FORM OF GUARANTY AGREEMENT

1

EXHIBIT E

FORM OF BORROWING REQUEST

1

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

HILAND OPERATING, LLC

COMPLIANCE CERTIFICATE

1

EXECUTION COPY

EXHIBIT G

FORM OF PARTNERSHIP AGREEMENT

HILAND PARTNERS, LP

FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

OF

HILAND PARTNERS, LP

1